Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:

Jim Green

President & CEO

(978) 326-4000

Paul M. Roberts

Director of Communications

(978) 326-4213

proberts@analogic.com

ANALOGIC CORPORATION SIGNS AGREEMENT TO ACQUIRE COPLEY CONTROLS

CORPORATION, A LEADING SUPPLIER OF GRADIENT AMPLIFIERS FOR MRI SYSTEMS

PEABODY, MA (March 6, 2008) – Analogic Corporation (NASDAQ: ALOG) announced today that it has entered into an agreement to acquire privately held Copley Controls Corporation of Canton, Massachusetts, a leading supplier of gradient amplifiers for Magnetic Resonance Imaging (MRI), and precision motion control systems. The purchase price is approximately $68.75 million cash and up to an additional $1.8 million to reimburse Copley shareholders for the tax consequences of the transaction. Copley will become a wholly owned subsidiary of Analogic. The transaction is expected to close in early April 2008, and will be subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act. The purchase price and additional reimbursement to be paid to Copley shareholders will be funded out of Analogic’s available cash and the transaction is not subject to financing conditions.

Analogic is a leading Original Equipment Manufacturer (OEM) supplier of Radio Frequency (RF) amplifiers for MRI systems. Copley, founded in 1984, is a leading supplier to OEMs of gradient amplifiers for MRI systems. In addition to its Canton headquarters, Copley has offices and local technical support in the United States, Europe, and Asia, comprising approximately 250 employees worldwide. Copley’s revenues for the calendar year 2006 were $73.6 million; preliminary calendar year 2007 revenues are estimated to be $83 million. Analogic estimates that revenues related to the acquisition in calendar year 2008 will be in excess of $85 million and, excluding one-time purchase accounting adjustments, accretive to earnings in Analogic’s fiscal year 2008 and fiscal years thereafter.

Analogic President and CEO Jim Green said, “This is a very important step forward for Analogic as we augment organic growth with ‘good fit’ acquisitions that complement our core businesses. Our acquisition of Copley Controls combines two companies with strong engineering resources focused on high-value precision systems. The addition of Copley, with its leading-edge technology in high-field gradient amplifiers and its solid customer base, will enable Analogic to expand our product offerings to our OEM customers, open up new opportunities in Asia, and enhance our position as a leading provider of medical subsystems for MRI scanners.”

“Joining Analogic is a natural fit for us,” noted Matthew Lorber, President of Copley Controls. “The blending of our companies and technologies will benefit both our customers and Analogic’s. Copley’s products complement Analogic’s existing products and customer base. Our top-of-the-line systems and talented engineering team, combined with Analogic’s excellent reputation in the industry, its advanced technology, and well established market presence, will create new business opportunities.”

Conference Call

Analogic will conduct an investor conference call on Thursday, March 6, 2008 at 11:00 a.m. ET to discuss the results for the second quarter, the agreement to acquire Copley Controls, and other recent developments. To participate in the conference call, dial 1-866-823-6992, or 1-334-323-7225 for international callers, approximately ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference, Passcode 03391. You will then be asked for your name, organization, and telephone number and be connected to the conference. Presentation materials related to quarterly financial information will be posted on the Company’s website at www.analogic.com. To listen to the live audio webcast in listen-only mode, visit www.analogic.com approximately ten minutes before the conference is scheduled to begin.

A telephone digital replay will be available approximately two hours after the call is completed through midnight (ET) Thursday, March 27, 2008. To access the digital replay, dial 1-877-919-4059, or 1-334-323-7226 for international callers. The conference ID number is 13103403.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through midnight (ET) Thursday, March 27, 2008.

For more information on the conference call, visit www.analogic.com, call 978-326-4213, or email proberts@analogic.com.

About Analogic

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold primarily to OEMs. The Company is recognized worldwide for advancing the state of the art in Automatic Explosives Detection, Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging, Patient Monitoring, and Advanced Signal Processing. For more information, visit www.analogic.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans, and prospects for Analogic Corporation (the “Company”), including statements about orders for the Company’s products, statements about shipments and installation of the Company’s products, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to technology development and commercialization, risks in product development, limited demand for the Company’s products, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, and other factors discussed in our most recent quarterly report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of March 6, 2008. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to March 6, 2008.